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EXHIBIT 21.1

SUBSIDIARIES

       Except as otherwise indicated, each of the following is a wholly owned direct subsidiary of Netlist, Inc.:

Entity Name	Jurisdiction of Organization
Netlist Holdings GP, Inc.	Texas
Netlist Holdings LP, Inc.	Deleware
Netlist Technology Texas, L.P.(1)	Texas
Netlist Electronics (Suzhou) Co., Ltd	People's Republic of China

(1)
Ownership interest is held ninety-nine percent by Netlist Holdings, LP, Inc. and one percent by Netlist Holdings GP, Inc.

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  EXHIBIT 21.1
SUBSIDIARIES